UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2008

HAYNES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of October 1, 2008, the Board of Directors of Haynes International, Inc. (the "Company") entered into an indemnification agreement (the "Indemnification Agreement") with Mark Comerford. Pursuant to the terms of the Indemnification Agreement, the Company agreed to indemnify Mr. Comerford against loss or expense arising from his service to the Company and its subsidiaries and affiliates, and to advance attorneys fees and other costs of defense to Mr. Comerford in respect of claims that may be eligible for indemnification under certain circumstances. The Indemnification Agreement is filed as Exhibit 10.1 to this Form 8-K.

Item 5.02  Compensatory Arrangements of Certain Officers; Election of Directors.

Effective as of October 1, 2008, the Board of Directors of the Company approved, and the Company entered into, a Nonqualified Stock Option Agreement (the "Option Agreement") whereby options to purchase 20,000 shares of the common stock (the "Options") of the Company were granted to Mr. Comerford pursuant to the Haynes International, Inc. 2007 Stock Option Plan, dated January 18, 2007. The Options may be exercised with respect to 33-1/3 percent of the total number of shares covered by the Option on each October 1, 2009, October 1, 2010 and October 1, 2011, respectively. When the Option becomes exercisable with respect to any shares, those shares may be purchased for $46.83 per share, at any time, or from time to time, in whole or in part, for a period of ten years from the date of grant. The Option Agreement is filed as Exhibit 10.2 to this Form 8-K.

Effective as of October 1, 2008, the Board of Directors elected Mr. Comerford as a director of the Company for a term ending at the next annual meeting of stockholders. As previously reported, Mr. Comerford was also appointed as President and Chief Executive Officer of the Company pursuant to an Employment Agreement, dated September 8, 2008 and the Option Agreement and Indemnification Agreement described in Item 1.01.

Item 9.01. Financial Statement and Exhibits

(a) Not applicable.

(b) Not applicable.

(d) Exhibits

10.1 Form of Director Indemnification Agreement between Haynes International, Inc. (incorporated by reference to Exhibit 10.21 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-140194).

10.2 Nonqualified Stock Option Agreement by and between Haynes International, Inc. and Mark Comerford, dated October 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2008	Haynes International, Inc. By: /s/ ANASTACIA S. KILIAN Anastacia S. Kilian Vice President and General Counsel

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